SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549



                           SCHEDULE 13G
                             Amendment


            Under the Securities Exchange Act of 1934


                       PEN INTERCONNECT, INC.
                    -------------------------
                         (Name of Issuer)

             COMMON STOCK, PAR VALUE $.01 PER SHARE
             ---------------------------------------
                  (Title of Class of Securities)

                           706583-10-1
                          --------------
                          (CUSIP Number)

                        NOVEMBER 24, 1998
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ x ]     Rule 13d-1(b)
     [   ]     Rule 13d-1(c)
     [   ]     Rule 13d-1(d)

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange
Act (however, see the Notes).

CUSIP No. 706583-10-1          13G


  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          JW GENESIS SECURITIES, INC.
==================================================================
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           NOT APPLICABLE
                                                   (a) / /
                                                   (b) / /
==================================================================
  3  SEC USE ONLY

==================================================================
  4  CITIZENSHIP OR PLACE OF ORGANIZATION


     FLORIDA
==================================================================
               | 5  SOLE VOTING POWER
               |
               |    467,500
               |
 NUMBER OF     | 6  SHARED VOTING POWER
   SHARES      |
 BENEFICIALLY  |    NOT APPLICABLE
  OWNED BY     |
    EACH       | 7  SOLE DISPOSITIVE POWER
 REPORTING     |
   PERSON      |    467,500
    WITH       |
               | 8  SHARED DISPOSITIVE POWER
               |
               |    NOT APPLICABLE
==================================================================

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     467,500
==================================================================
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

          NOT APPLICABLE                                    / /
==================================================================
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.9%
==================================================================
 12  TYPE OF REPORTING PERSON

     BD
==================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G
     Information Statement Pursuant to Rules 13d-1 and 13d-2


Item 1(a) NAME OF ISSUER:

          Pen Interconnect, Inc.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:



Item 2(a) NAME OF PERSON FILING:

          JW GENESIS SECURITIES, INC.

Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE

          c/o 980 North Federal Highway, Suite 210
          Boca Raton, Florida  33432

Item 2(c) CITIZENSHIP:

          Florida

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, Par Value $.01 Per Share

Item 2(e) CUSIP NUMBER:

          706583-10-1

Item 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-
          1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON
          FILING IS A:

          (a) /X/   Broker or dealer registered under Section 15 of
                    the Exchange Act.
          (b) / /   Bank as defined in Section 3(a)(6) of the
                    Exchange Act.
          (c) / /   Insurance company as defined in Section 3(a)(19)
                    of the Exchange Act.
          (d) / /   Investment company registered under Section 8 of
                    the Investment Company Act.
          (e) / /   An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);
          (f) / /   An employee benefit plan or endowment fund in
                    accordance with Rule 13d-1(b)(1)(ii)(F);
          (g) / /   A parent holding company or control person in
                    accordance with Rule 13d-1(b)(1)(ii)(G);
          (h) / /   A savings association as defined in Section 3(b)
                    of the Federal Deposit Insurance Act;
          (i) / /   A church plan that is excluded from the
                    definition of an investment company under Section
                    3(c)(14) of the Investment Company Act;
          (j) / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c),
          check this box.                                           / /

Item 4(a) AMOUNT BENEFICIALLY OWNED:

          467,500

Item 4(b) PERCENT OF CLASS:

          8.9%

Item 4(c) NUMBER OF SHARES AS TO WHICH REPORTING PERSON HAS:

          (i)  Sole power to vote or to direct the vote: 467,500

          (ii) Shared power to vote or to direct the vote:  - 0 -

          (iii)     Sole power to dispose or to direct the
                    disposition of:  467,500

          (iv) Shared power to dispose or to direct the disposition of: - 0 -

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:

          Not Applicable

Item 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Not Applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP:

          Not Applicable

Item 9    NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10   CERTIFICATION:


          Not Applicable

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         March 22, 1999
                                        -------------------------
                                        Date

                                         JW GENESIS SECURITIES, INC.


                                        BY: /s/ Joel E. Marks
                                           Joel E. Marks
                                           Executive Vice President and
                                             Director